Exhibit 10.1

UNILATERAL PURCHASE OPTION CONTRACT

FOR MINING PROPERTIES

MINERA POLYMET LIMITADA

TO

GEOACTIVA SPA

Appearing in SANTIAGO DE CHILE, on April 30, 2013 are: as one party, GEOACTIVA SPA, a mining company, RUT No.76.158.615-7, represented by Juan Paulo Bambach Salvatore, Chilean, lawyer, married, national identity card No.7.010.465-2, and Nicolás Noguera Correa, Chilean, married, commercial engineer, national identity card No. 13.471.180-9, both domiciled at 5335 Avenida Presidente Riesco, 21st floor, office 2104, Las Condes, hereinafter “Geoactiva” or “the Beneficiary”; and as the other party, MINERA POLYMET LIMITADA, a legal entity as named, RUT No. 76.975.260-9, represented by Kevin Mitchell, Canadian, married, businessman, national identity card No. 14.498.971-1, both domiciled at 3260 Baldomero Lillo, Vallenar, non-resident in this city, hereinafter the “Owner”; and all of the above shall be referred to as the “Parties”. The appearing parties are of legal age and have verified their identities with the aforementioned identity cards and declare:

I:     Mining Properties

The Owner is the exclusive owner of the following mining properties for exploitation, manifestations, and any other rights that arise from said properties that are identified as follows:

1)	Exploitation concession “Perth 1 to 36”, registered on page 7, number 6, of the 2003 Property Register of the Freirina Registrar of Mines;

2)	Manifestation “Lancelot I 1 to 30”, registered on page 1,272, number 669, of the 2008 Discoveries Register of the Freirina Registrar of Mines;

3)	Manifestation “Lancelot II 1-20”, registered on page 1,274, number 670, of the 2008 Discoveries Register of the Freirina Registrar of Mines;

4)	Manifestation “Rey Arturo 1 to 30”, registered on page 1,276, number 671, of the 2008 Discoveries Register of the Freirina Registrar of Mines;

5)	Manifestation “Merlín I 1 to 24”, registered on page 1,563, number 824, of the 2010 Discoveries Register of the Freirina Registrar of Mines;

6)	Manifestation “Merlín I 1 to 10”, registered on page 1,560, number 823, of the 2010 Discoveries Register of the Freirina Registrar of Mines;

7)

Manifestation “Galahad I 1 to 10”, registered on the back of page 10,538, number 8,385, of the 2010 Discoveries Register and title in the name of the Owner is registered on page 3,927, number 2,910, of the 2011 Discoveries Register, both of the Copiapó Registrar of Mines;

8)

Manifestation “Galahad IA 1 to 46”, registered on the back of page 10,540, number 8,386, of the 2010 Discoveries Register and title in the name of the Owner is registered on page 3,928, number 2,911 of the 2011 Discoveries Register, both of the Copiapó Registrar of Mines;

9)

Manifestation “Tristán II 1 to 30”, registered on the back of page 10,536, number 8,384, of the 2010 Discoveries Register and title in the name of the Owner is registered on page 3,925, number 2,908 of the 2011 Discoveries Register, both of the Copiapó Registrar of Mines;

10)

Manifestation “Tristán II A 1 to 5”, registered on page 10,942, number 8,702, of the year 2010 and title in the name of the Owner is registered on page 3,926, number 2,909, of the year 2011, both of the Discoveries Register of the Copiapó Registrar of Mines;

11)

Manifestation “Percival III 1 to 30”, registered on the back of page 10,542, number 8,387, of the year 2010 and title in the name of the Owner is registered on page 3,929, number 2,912, of the year 2011, both of the Discoveries Register of the Copiapó Registrar of Mines; and

12)	Manifestation “Camelot 1 to 60”, registered on page 11,529, number 8,546, of the 2011 Discoveries Register of the Copiapó Registrar of Mines.

For the purposes of the present document, all of the rights and mining concessions referred to above shall be designated the “Mining Concessions”

II:     Essential Facts and Declarations

With respect to the Mining Concessions, the Owner declares that:

1)	it has sole and exclusive ownership of the Mining Concessions;

2)	there exists no overlap of any third party rights that may enable this third party to explore the same terrain of the Mining Concessions;

3)

the Mining Concessions are free from mortgages, liens, prohibitions, promises or options of any nature, prohibitions, litigations, and other third party rights as in all other legal, judicial or voluntary measures that may affect, disturb or hinder their free disposal or transfer;

4)

there exists no pending litigation in which the Owner may be a party or third party and there is no known reason to initiate judicial action nor pending judicial action that affects, may affect, be related or may be related in any way to the Mining Concessions, or that affect or may affect the ownership of the Owner;

5)

there neither exists nor is there knowledge of other mining concessions nor mineral rights of the owner and/or other related persons - understood as such, for all purposes of this contract, as that which is referred to in Article 100 of Law 18045 - that are currently valid on the area that comprises the superficial face of the Mining Concessions, hereinafter “Area of Interest”;

6)

the Mining Concessions have not been the object of other currently valid contracts for promise of sale or mining option, nor have they been leased, contracted, nor any title assigned to a third party; and

7)

the Mining Concessions are validly established, and those which are being processed are currently valid, and none are affected by expiration or nullity of any kind, nor is there any knowledge that any third party has tried to form opposition, action of expiration or nullity against them, having fully and timely paid the taxes and mining patents necessary for their establishment and protection. The circumstances and facts to which the preceding declaration refers have the essential and decisive nature for the execution of the present contract and the exercising of the option contained herein.

III:      Mining Option

By the present act, the Owner grants to the Beneficiary an irrevocable option to purchase, under the terms of Article 169 of the Mining Code, over the Mining Concessions identified in clause I of this contract. The Beneficiary, for his part, in this act declares to have received the offer and option to purchase and reserves the power to freely exercise it within the terms and conditions stipulated in the present contract (the “Contract” or “Option Contract”).

Moreover, understood as the purpose of the present Contract are:

(i)

the rights of any nature over the superficial lands, including ownership and/or obligations, as well as water rights that correspond or will correspond to the Mining Concessions and/or the Owner or related persons obtained for profit from the Mining Concessions;

(ii)	any other pediment or manifestation that the Owner or related persons may make in the Area of Interest, as well as the mining concessions originating thereupon; and

(iii)

in general, all of the other rights and property that actually belong or will belong in the future to the Owner, or related persons, and that may be necessary or advisable to construct and/or carry out and/or exploit a mine and/or a factory and may be found in the Area of Interest.

All of the rights and properties previously mentioned are understood to be assigned and transferred from the Owner to the Beneficiary at the time Geoactiva, without additional cost, exercises its option and without damage for which, to practically fulfil that which is agreed to as soon as possible, the Offeror must:

(i)

obtain transfer in its favour from related persons of those rights and properties mentioned above that may figure in the designation or whose possession, use, enjoyment or mere tenancy may be in the possession of said related persons, in order to include them in the Contract at a later date;

(ii)	submit all of the legal records regarding said rights and properties to Geoactiva;

(iii)	sign, together with the Beneficiary, any public or private documents that may be required to expressly include such rights and properties in the Contract; and

(iv)

give proof, at the time of including them in the Contract, that the facts identified in clause II are effected and as such, carry out evidentiary declarations as to the contents in the recently alluded to clause. All of the above, with the conditions that are identified in the following clauses.

IV:          Standards and Conditions to Exercise the Option

The parties agree that the present Option Contract shall be governed by that which is stipulated in this same document and by that which is set out in Article 169 of the Mining Code.

The Beneficiary shall be absolutely empowered to state or not state consent, but in any event is required to state acceptance by public document granted before the same Notary, or whomsoever is substitute or replacement in the future, that authorized this document, within the term of 48 months from the date of the present document and complete full payment of the price, to the full satisfaction of the Owner, by means established in the following clause.

The Beneficiary may at any time pay in advance for the exercising of the option by way of pre-paying the full amount of the price that is outstanding.

The non-payment of any one of the price installments eliminates all right of the Beneficiary to purchase. It shall be understood that the failure to pay constitutes a decline by the Beneficiary and a withdrawal from the option to purchase. Whether the withdrawal is expressed or derived from the non-payment of any one of the price installments, the Owner will retain for itself, without obligation of repayment, all of the sums received from the Beneficiary prior to the decline or withdrawal, express or implied; amounts of any nature derived from this Contract and from the decline or withdrawal of the Beneficiary, with respect to the purchase and sale of the Mining Concessions, will be considered sufficient compensation for the Owner by the fact of the Owner not having been able to exploit its concessions or carry out other negotiations while this Contract remained valid.

The Beneficiary’s obligation to pay shall be understood to be fully carried out if, upon exercising the option in the manner previously mentioned, a bank cheque in the name of the Owner is submitted with the document of acceptance to the Notary that authorizes this document, with instructions to submit it at such time as the Notary verifies that the Mining Concessions are registered in the name of the Beneficiary and are free from mortgages, liens, bans, interdictions and litigations.

The Beneficiary may opt for the offered sale with respect to all or some of the Mining Concessions identified in clause I, being able to exclude one or more of the concessions. Geoactiva will be free to designate which Mining Concessions, rights, and goods will be the object of the final purchase and sale. In any event, whichever of the Mining Concessions, rights or properties that the Beneficiary designates, the price of sale agreed to in clause V shall remain invariable. Without damage to the above, in the event that any of the manifestations that are the object of this contract suffer from a defect that may result in the expiration of the manifestation or the loss of preferential rights, the Beneficiary may exclude it from the present contract, proportionally discounting the value of the manifestation excluded from the total price.

If this Contract is terminated for any reason, a simple requirement of the Owner is that Geoactiva must issue, within a term of 30 business days, a public document by which it lifts and cancels all registrations, subregistrations and annotations that have been performed at the corresponding Registry of the Registrar of Mines as a result of this Contract or in relation to it. Without damage to the above and in the same event mentioned, the Beneficiary authorizes and grants power of attorney to Juan Paulo Bambach Salvatore, and to Cristina Olavarría Moral, so that either one, acting individually and separately, may sign the referred to public document of cancellation and lifting.

V:     Price and Conditions of Payment

The sole price of the proposed purchase and sale is the amount of one million US dollars (US $1,000,000.00), which is paid and shall be paid in the amounts and dates detailed as follows:

a)	the amount of 17,727,325 pesos, equivalent to US $37,500 which will be paid with this act to the Owner who will declare having received it to its full and complete satisfaction;

b)	the amount of US $37,500, within the term of six (6) months from the date of the present document, that is to say, no later than October 30, 2013;

c)	the amount of US $50,000, within the term of 12 months from the date of the present document, that is to say, no later than April 30, 2014;

d)	the amount of US $50,000, within the term of 18 months from the date of the present document, that is to say, no later than October 30, 2014;

e)	the amount of US $100,000, within the term of 24 months from the date of the present document, that is to say, no later than April 30, 2015;

f)	the amount of US $100,000, within the term of 30 months from the date of the present document, that is to say, no later than October 30, 2015;

g)	the amount of US $125,000, within the term of 36 months from the date of the present document, that is to say, no later than April 30, 2016;

h)	the amount of US $250,000, within the term of 42 months from the date of the present document, that is to say, no later than October 30, 2016;

i)	the amount of US $250,000, within the term of 48 months from the date of the present document, that is to say, no later than April 30, 2017.

It shall be express proof that the payment of the sums indicated in letters (b) to (i) will authorize the Beneficiary in the sense that the sums must be paid only if it is decided to maintain the validity of and to exercise the option to purchase the Mining Concessions; understanding, as already stated, that the non-payment of any one of the instalments qualifies as a decline or withdrawal of the option on the part of the Beneficiary.

All of the payments will be carried out in national currency pesos, according to the observed exchange rate published by the Banco Central, or whosoever replaces it, two days prior to the payment date. The payments will be carried out at this same Notary by means of a bank cheque made out in the name of the Owner and, at the moment of being processed, a public document will be issued that gives account of the same.

For the purpose of determining the individual price of each of the Mining Concessions, the total amount established in the present clause shall be understood to be divided among each of the Mining Concessions.

VI:     Royalty

In addition to the price of the purchase and sale indicated in this document, once the option is exercised, the Beneficiary will pay the Owner, without forming part of the purchase price and subject to the fulfilment of the conditions mentioned hereinafter, a royalty (“Royalty”, ” Royalty NSR” or “NSR Royalty”).

1)

The Royalty, to which the present clause refers, consists of an amount of money equivalent to 1.5% of the net returns of smelting or “Net Smelter Return” or “NSR”, that Geoactiva receives from the sale of extracts, gold metal, ingots and other products obtained from the recovery of fine contents of gold, copper, and cobalt extracted from the Mining Concessions (the “Royalty”, “Royalty NSR” or “NSR Royalty”).

2)	The Royalty mentioned will accrue only if all of the following occur:

a.	Geoactiva initiates Commercial Production on the Mining Concessions, according to that which is understood by this and that which is indicated hereinafter;

b.

from such Mining Concessions, minerals are extracted as profit from the mine that Geoactiva constructs or from third party installations, that are of enough benefit to be concentrations, gold metal, ingots and other products obtained from the recovery of the fine contents of gold, copper, and cobalt;

c.

returns are received that – once the corresponding deductions that are indicated hereinafter are carried out – produce the net smelting returns mentioned. The Royalty NSR will accrue under the conditions above and will remain in place for the time that concentrations or agglomerates are produced by the referred to Mine.

3)

It shall be understood that “net smelting returns” are the gross amount that Geoactiva has received from the sale of concentrations, gold metal, ingots, and other products obtained from the recovery of fine contents of gold, copper, and cobalt, originating from the properties that Geoactiva has acquired directly as a result of the Contract, less, successively:

i)	all of the costs, expenses or adjustments corresponding to and appropriate to the smelting, refining, management, and sale, which the smelting, refining or other final purchaser has incurred;

ii)	expenses for security and transportation from the properties or the factory for profit, as long as the latter occurred on or off the properties to the factory, refinery or other processing location;

iii)

all of the expenses for sampling and assaying carried out or incurred in relation to the sampling and assaying carried out after the concentrations have been isolated for the purpose of determining their composition; and

iv)	taxes and rights ad valorem for the production of that which is exported.

“Commercial Production”, and as such the date of initiation, shall be understood as the commencement of the first sale to a Chilean or foreigner of concentrates, gold metal, ingots and other products obtained from the recovery of fine contents of gold, copper, and cobalt originating from the Mining Concessions. Whether or not it is considered on an industrial level, the extraction carried out for the purpose of obtaining minerals to carry out metallurgical tests that Geoactiva considers advisable and, in general, serves to evaluate the site. Even so, prior to Commercial Production, the Beneficiary shall not extract or sell at any time mineral substances extracted from the Mining Concessions, except for the purposes of metallurgical testing indicated above.

4)

The Royalty NSR shall accrue biannually, and once accrued shall be paid within 60 business days following the end of the previous six calendar months. For such purposes, the Beneficiary will prepare a twice yearly liquidation with sufficient records to determine its source of origin, which will be made available to the Owner or the Owner’s representatives, together with the value corresponding to the Royalty NSR. If the Owner does not make observances regarding the liquidation within 30 business days following the submission on the part of Geoactiva, it shall be understood that said liquidation has been totally and definitively approved and payment has completed the required compensation. The Owner will have the right to solicit an independent audit to verify the liquidation carried out and its records.

5)

The Owner declares that the obligations stipulated in this clause are understood to have modal character, since they are subject, as much to certain facts or conditions that depend on one of the reports as well as the specific cases of exploration or mining exploitation activity. Therefore, and furthermore, the Owner states express consent that Geoactiva – agreeing to the contractual position of purchaser that will eventually have and in due consideration of the technical suitability and professional experience of its administration- may decide at its sole discretion whether or not to initiate construction of a Mine that includes one or more of the Mining Concessions, which Mining Concessions to include in the exploitation or, for purposes that are considered opportune or advisable, whether or not to begin Commercial Production, the class, size, type, category, techniques, time, periods and any other particulars of the Mine and Commercial Production.

6)	a) The Beneficiary must notify the Owner of the fulfilment of the conditions or facts that cause the initiation of payment of the Royalty NSR, as soon as they occur.

b) The payment of the Royalty NSR shall be carried out at the offices of the Notary that authorizes this Contract, or whosoever succeeds or replaces.

c) The twice yearly payment of the Royalty NSR shall be carried out by means of a cashier’s cheque.

d) The payment shall be made in national currency pesos, according to the observed dollar published by the Banco Central, or whosoever replaces, two days prior to the payment.

7)

At any moment from the exercising of the option and subject to that which has been completed in the Project Exploration Expenses under the terms prepared in clause VII that follows, the Beneficiary may acquire 100% of the NSR Royalty. The price of purchase of such right is fixed as follows:

a.

With respect to gold, by means of a sole payment of US $5 for each inferred ounce of gold that is present in the Mining Concessions at the time of the exercising of this rights, in conformity with the definition of “Inferred Mineral Resource” in the “CIM Definition Standards on Mineral Resources and Mineral Reserves”, which must be certified by a third party elected by mutual agreement of the Parties. In the event of a lack of agreement regarding the election, said third party will be elected by a designated arbitrator in conformity with that which is discussed in clause XV of this Contract.

b.

With respect to copper, by means of a sole payment of US $0.005 per inferred pound of copper that is present in the Mining Concessions at the time of the exercising of this rights, in conformity with the definition of “Inferred Mineral Resource” in the “CIM Definition Standards on Mineral Resources and Mineral Reserves”, which must be certified by a third party elected by mutual agreement of the Parties. In the event of a lack of agreement regarding the election, said third party will be elected by a designated arbitrator in conformity with that which is discussed in clause XV of this Contract.

Upon acquisition by Geoactiva of the NSR Royalty with respect to gold, copper or both, the Royalty that is paid with respect to cobalt shall terminate immediately; extinguishing all and any obligation of the Beneficiary in this respect.

The procedure for the acquisition of the Royalty NSR by the Beneficiary shall be the following:

a.

The Beneficiary must give written notice to the Owner of the intention to certify the inferred reserves existing in the Mining Concessions and proposing the third party to perform said certification. The notice must be delivered by hand, with proof of receipt on the part of the Owner, or by means of a notarial letter sent to the domicile of the Owner established at the beginning of the present document, or as indicated later for these purposes.

b.

The Owner will have a term of ten (10) business days to declare its agreement or disagreement with respect to the proposed third party for the certification, which must be done in writing in the manner previously indicated in the paragraph above. Upon not receiving communication within the term referred to, it shall be understood that the designation has been accepted. In the event that there may be no agreement as to the designation, the parties will meet for the purpose of reaching an agreement within a maximum of five (5) business days from the receipt of the written communication on the part of the Owner declaring its disagreement. If agreement between the parties cannot be reached in this instance, intervention is required by an arbitrator under the terms provided for in clause XV that follows.

c.

Agreement having been reached by the Parties, or once the third party has been designated by an arbitrator, the measurement of the inferred reserved existing on the Mining Concessions must proceed. The term for the issue of a report by the third party designated in this respect must not exceed 180 business days.

d.

Once the report has been issued, the Beneficiary shall decide whether or not he wants to exercise the right to acquire the Royalty and in the event that it is decided to exercise the right, a written notice shall be given to the Owner informing of the situation and setting a date to meet with the Notary corresponding to the act of signing. In the communication the date and time of the execution of the contract for the purchase of rights must be indicated. The purchase and sale must be executed before the same Notary that executes the present document, unless the parties are in agreement and decide on something else.

e.

The price of the purchase and sale must be paid together with the execution of the sale. In the event that the Owner does not appear at the execution of the purchase and sale of rights conforming to that which is indicated in the present clause, it is a situation that is not necessary to verify before third parties. The Owner agrees to grant special power of attorney, as broad as the corresponding rights to the Beneficiary, so that in name and in representation of the Owner, the Beneficiary may sign and appear in the public document of purchase and sale of the Royalty. The Beneficiary may agree to each and all of the clauses and arrangements of the public document referred to, and its supplementary documents, including being able to agree to the mediation clauses, to waive resolutory action, to execute notarial instructions and all others that may be necessary for the purposes indicated previously. The document of purchase and sale shall be annotated in the margin of the present document for the purpose of making public the fact of having materialized the purchase of rights.

8)

Without damage to that which is stipulated above, the Parties expressly establish that by virtue of the present document the Owner is obligated to abstain from selling, transferring or establishing any type of right or obligation with respect to the NSR Royalty and to refrain from entering into any act or contract with third parties, without first offering it to the Beneficiary, maintaining this as the primary option to purchase. At no time shall the Owner sell its NSR Royalty to a third party with terms and conditions of price more favourable for the eventual purchaser than those offered to the Beneficiary. If the Owner wishes to sell, cede, assign, or transfer the NSR Royalty, the Beneficiary shall have a preferential right to purchase the NSR Royalty, in conformity with what is established as follows:

a.

The Owner must give written notice to the Beneficiary of its intention to sell, cede, assign, or transfer the NSR Royalty. The notice must be delivered by hand, with proof of receipt on the part of the Beneficiary, or by means of a notarial letter sent to the domicile of the Beneficiary established in the appearing section of the present document, or as indicated later for these purposes. In the communication the price, terms and conditions of the sale of the NSR Royalty must be indicated.

b.

The Beneficiary, within the 60 days following the date on which the notice was received, may communicate the decision to purchase the NSR Royalty under the terms and conditions identified in the notice of the Owner. The sale of the NSR Royalty must be entered into before the same Notary who authorizes this document, or whosoever succeeds or replaces, within the term of 30 days following the date on which the Beneficiary sends the communication of acceptance of the offer of sale. In the same communication, the Beneficiary must indicate the date and time on which the purchase and sale was entered into and citing the agreement of the Notary corresponding to the act of signing.

c.

The price of the sale must be paid together with the execution of the purchase and sale. In the event where the Owner does not appear at the execution of the purchase and sale of rights conforming to that which is indicated in the present clause, it is a situation that is not necessary to verify before third parties. The Owner agrees to grant special power of attorney, as broad as the corresponding rights to the Beneficiary, so that in name and representation, the Beneficiary may sign and appear in the public document of purchase and sale of the Royalty. The Beneficiary may agree to each and all of the clauses and arrangements of the public document referred to, and its supplementary documents, including being able to include agreement with the mediation clauses, to waive resolutory action, to sign notarial instructions and all others that may be necessary for the purposes indicated previously. The document of purchase and sale shall be annotated in the margin of the present document for the purpose of making public the fact of having materialized the purchase and sale of rights.

d.

If the Beneficiary does not communicate the intention to purchase the NSR Royalty, the Owner may sell the NSR Royalty under terms and conditions equal or more advantageous for the Owner within the term of 30 days from the expiration of the maximum term for acceptance of the offer made by the Owner. Likewise, if the Beneficiary sends a communication of acceptance of the offer to purchase and does not agree with the day and time indicated for the execution of the document of purchase and sale of the NSR Royalty, the Owner may, within the term of 30 days from said date, sell, assign, or transfer the NSR Royalty to any third party under terms freely agreed to. Without damage to the above, in any event the Beneficiary shall maintain the right conceded in number 7 above, having to record this situation in the contract that serves as title for the acquisition by the third party, furthermore declaring that this contract and all of the obligations that the transferor has contracted by virtue of the present Contract in relation to the Royalty shall be fulfilled exactly under the same terms as if this Contract had been entered into by the transferee and being obligated to impose equal obligations to any future transferee.

e.

If the Owner does not sell, cede or transfer the NSR Royalty to a third party within the terms indicated above, it must newly initiate the process established in the present numeral for any future sale.

9)	The Owner expressly agrees to give up any resolutory action that may eventually correspond to the payment of the royalty established in the present clause.

VII:     Exploration and Development Investment

During the term of the Option Contract, Geoactiva must carry out certain minimal investments and expenses in exploration on the “Project”, defined by the limits established in Annex A, that is attached to this Contract and is executed as of this date under number [____] at this same Notary and include as much the Mining Concessions as other concessions, hereinafter the “Exploration Expenses” in conformity with the following schedule:

a)	in the period of 12 months from the date of the execution of the Option Contract, the amount of US$500,000.

b)	upon the expiration of the period of 24 months from the execution of the Option Contract, the accumulated amount of US$1,500,000.

c)	upon the expiration of the period of 36 months from the execution of the Option Contract, the accumulated amount of US$2,500,000.

d)	upon the expiration of the period of 48 months from the execution of the Option Contract, the total amount of US$3,500,000.

If Geoactiva does not invest all or part of the amount referred to in Exploration Expenses, it will be authorized to fulfil this obligation by means of a payment to the Owner of the unpaid amounts for the respective period.

For the purposes of this article, Exploration Expenses will be considered, among others, as the following:

(i)

expenses incurred during activities for which the purpose is to confirm the existence, location, quantity, quality or commercial value of mineral deposits in relation with the mining concessions spanned by the Project (the “Project Concessions”), including all type of geological, microscopic, geochemical and geophysical measurements, core sampling, camp expenses, logistics, drilling, geochemical outcrop sampling, soil, sediment and other samples in general, as well as tests and maps for the purpose of identifying, surveying, exploring, locating and delineating those deposits;

(ii)	expenses incurred to maintain the Project Concessions, including the payment of mining patents;

(iii)	contribution payments, sales, import, export and customs taxes related to the property, equipment and investments for the Project Concessions;

(iv)	payments made to the owners of the surface lands in order to obtain the right to explore, develop and carry out the labour of mining on the Project Concessions;

(v)	payments made to third parties to use and/or acquire and/or for resolving any dispute or request or any other in relation to the Project Concessions;

(vi)	expenses for licencing, registration and inspection of the Project Concessions;

(vii)	expenses incurred for the amendment of titles for the Project Concessions;

(viii)	expenses associated with the acquisition of pending interest on any part of the Project Concessions;

(ix)	all of the expenses related to service provided by third parties that relate to the Project Concessions;

(x)	lawyer and consultant fees relating to any of the items identified above;

(xi)	reasonable travel and vehicle expenses incurred during the time in which they were used for the exploration and development of the Project Concessions;

(xii)	all of the expenses incurred for promotion of and publicity for the Project Concessions;

(xiii)

the expenses associated with environmental reparation, environmental studies, metallurgic tests, studies, and feasibility analysis; brought about in relation to the exploration, evaluation and analysis of the Project Concessions; and

(xiv)	reasonable administration expenses in an amount relating directly to the Project.

The Beneficiary must inform the Owner, in a period of 30 days from the expiration of the periods referred to above, with respect to the amounts invested and the activities carried out in each period. It shall be understood that the expenses have been totally approved by the Owner if it does not protest the expenses within 10 days from the date the communication previously referred to is sent.

VIII:     Study of Mining Concessions

During the option period, the Beneficiary will have the right, free from all charge or compensation, to study the Mining Concessions, its reserves, possibilities of exploitation and technical characteristics. This right may be exercised on the surface and subsurface occupied by the Mining Concessions, within its boundaries, from the date of the signing of this Option Contract. Upon the exercising of the rights indicated, the Beneficiary may enter the area of the Mining Concessions with its personnel, contractors, assessors, material, equipment and other means, to apply them for the purposes indicated, to carry out sampling, drilling, running galleries and carrying out other mining work, to the degree that may be necessary or advisable to capably execute the studies identified. The activity of exploration may be carried out daily for 24 hours as deemed advisable, according to operational rules. The samples and testings obtained by the Beneficiary during studies will not be considered mineral and will be the property of the Beneficiary.

In the case of abandonment, the Beneficiary shall submit to the Owner, within a reasonable term and without any charge, all of the information obtained as a result of the exploration carried out on the Mining Concessions. This information shall include the reports containing the complete or partial results of the geological, geochemical, metallurgical and hydrological studies, drilling samples, geophysical plans and reports and all of the interpretive information obtained from the labour of exploration and exploitation carried out.

The Beneficiary, in mining work and activity of any nature that is carried out on the Mining Concessions, must conform to all current Chilean procedures and regulations for mining and environmental safety, being the exclusive responsibility of the Beneficiary any accident, damage or destruction caused to the properties or people.

For its part, the Owner will be solely responsible for and must maintain indemnity to the Beneficiary for any damage, loss, responsibility, fines, penalties, and expenses or other responsibility stemming from the operations that have been carried out by the Owner on the Mining Concessions at any time prior to the date on which the Beneficiary may exercise this Option Contract.

IX:     Information

For the purpose of the Owner being able to fulfil the applicable regulations in conformity with the United States of America “Securities and Exchange Commission”, the Beneficiary must inform the Owner in writing quarterly of the work or activity carried out by the Beneficiary that relates to the exploration and exploitation of the Mining Concessions. This notification must be sent to the Owner no later than January 31, April 31, July 31, and October 31 of each year that the Contract remains in force.

X:     Mining and Processing Patents

The Parties agree that the mining patents accrued during the current term of the mining option, of which account is given in this document, shall be current, being supported by the Beneficiary, sums which shall be reimbursed to the Owner against the presentation of the receipt giving account of the corresponding payment. Likewise, the Parties agree that the expenses associated with the processing, establishment, defense and maintenance of the Mining Concessions that occur during the period in which the mining option, of which account is given in this document, is in force, will be reimbursed by the Beneficiary to the Owner, upon presentation of the corresponding receipts of payment and as long as the option referred to in this document is valid. Without damage to the above, the Parties agree and give proof that the Owner will be solely responsible for the procedures of establishment, publication and registration of the Mining Concessions, as well as for the defence and maintenance of the same, during the option term, having to exercise and process each and every one of the judicial actions and appeals necessary and/or advisable to protect and maintain the validity of the Mining Concessions, including the obligation to infer opposition, expiration dates and invalidity and to contest those who file oppositions.

Despite this, the Beneficiary may personally carry out all of the actions and exercise the actions that are deemed pertinent for the preservation of the Mining Concessions, a fact that will not in any event implicate that the Owner is free of its responsibility.

In view of the above, in this act, the Owner grants special power of attorney to the Beneficiary, so that it may, acting by way of its representatives or power of attorneys especially designated for such purposes, represent it in all judicial actions that relate to the protection of the Mining Concessions, conferring on the Beneficiary the authorization set out in both sections of Article VII of the Code of Civil Procedure, especially authorizing the Beneficiary to cease the filed action, accept the opposing demand, answer interrogatories, refuse appeals or legal terms, cede or compromise, bestow arbitrational powers on arbitrators, approve and receive agreements.

XI:     Prohibition

The Owner, in this act, establishes in favour of the Beneficiary a prohibition from mortgaging, transferring and entering into acts and contracts over each and every one of the Mining Concessions, without previous written consent from the Beneficiary, and likewise over all of the manifestations, pediments and/or mining concessions for exploration or exploitation that the Owner may solicit, acquire and/or of which may be the owner as of this date in the Area of Interest.

XII:     State of the Property

The Mining Concessions, as well as any other mining right, shall be sold in kind or as real estate, in the state in which they are found, which is known by the Beneficiary, and with all of their active or passive uses, customs, rights, and obligations with all of their patents up-to-date, free from mortgages, encumbrances, prohibitions, litigations, restrictions, contracts of purchase and sale of minerals in situ, leases or any other type of acts or contracts, mortgages or actual or personal rights that may impede the free use, enjoyment, disposal and application of the Mining Concessions.

XIII:     Material Submission

The material submission of the Mining Concessions is made in this act, for the purposes of authorized study and exploitation, all according to that which is set out in the present document. All of the above is without damage to the declaration of such at the moment of the definitive acceptance of the option to purchase.

XIV:      Assignments and Transfers to Third Parties

The Beneficiary may sell, assign, transfer or dispose of in any other form, in all or in part, of its rights in this Contract, providing that the purchaser or assignee of the Beneficiary’s rights declares in the contract that serves as acquisition of title that they will exactly fulfil all and the same obligations that the transferor has contracted by virtue of the present Contract, under the same terms and as if the Contract had been entered into by said assignee and being obligated to impose equal obligations to any future assignee. Likewise, the Beneficiary shall be authorized to exercise the option to purchase directly or through a company designated by the Beneficiary for said purpose. The owner may assign the rights and obligations corresponding to this Contract with prior written consent from the Beneficiary.

XV:     Expenses

The expenses and rights from the execution of the present document and eventually those of the document of acceptance and the expenses corresponding to the registrations at the Registrar of Mines will be the responsibility of the Beneficiary and the cost of the copies will be the responsibility of the party who requests them. Each party will assume the taxes and other personal expenses that are derived from the option and the purchase and sale mentioned.

XVI:     Arbitration

Any difficulty or controversy produced between the contracting parties with respect to the application, interpretation, duration, validity or execution of this Contract or any other cause shall be submitted to arbitration, conforming to the Procedural Arbitration Rule of the Arbitration and Mediation Centre of Santiago, valid at the moment of request.

The parties grant irrevocable special power of attorney to the Santiago A. G. Chamber of Commerce, so that, at written request from any party, it may designate a mixed arbitration made up of members of the arbitrational body of the Arbitration and Mediation Centre of Santiago.

There shall be no recourse against the resolutions of the arbitrator, the parties having expressly given up recourse. The arbitrator is especially authorized to resolve all matters related to their competency and/or jurisdiction.

XVII:     Withdrawal, Modifications, Full Agreement

If a party does not insist on the strict fulfilment of any resolution of this Contract, or if a right, authorization or appeal is not exercised upon incurring an infractions, this shall not constitute a withdrawal of any of the resolutions of this Contract, nor shall it limit the right of the party at any time in the future to make necessary any resolution or the exercising of any right. No modification of any type of this Contract shall be valid unless it is made in writing and duly signed by the parties. This Contract contains the full agreement of the parties and replaces all previous agreements and understandings between the parties related to the topic that is the object of this Contract. This Contract will be mandatory for the parties and will be transferred in benefit of the respective successors and transferees permitted by the parties

XVIII: Authorization to Enter the Area of Interest

While the term for the Option Contract is in force, the Owner may always enter the Area of Interest, having unrestricted access to all of the sectors contained within the Area of Interest, and likewise to any of the sites on which the Beneficiary may be carrying out activities of any nature. The visits shall be coordinated with 48 hours prior written notice to the Beneficiary and must occur on business days, between 9:00 and 18:00 hrs., at all times observing the security measures imparted by the Beneficiary. The Beneficiary shall not be responsible for any accident that may occur to the Owner’s assistants or representatives during said visits.

XIX:          Option Contract over Calizas 1 – 20

The parties give proof that as of this date the Beneficiary has a signed unilateral purchase option contract with Toronto Trust S.A. for the acquisition of the mining concessions designated Calizas 1 – 20, located in the same area in which the Mining Concessions are located. In this act the Beneficiary agrees to assign said contract to the Owner, without any cost to the Owner, in the event that the Beneficiary decides to withdraw from the present Option as well as the option contract referred to and provided that it was not the intention to assign said contracts to a third party for any of the titles.

XX:     Authorization for the Holder and Special Power of Attorney

The holder of a certified copy of the present document is authorized to request registrations, subregistrations and annotations made in the respective registries. The lawyers Juan Paulo Bambach Salvatore y Cristina Olivarría Moral are also authorized so that, acting individually, either one of them may correct the citation or omissions errors which the parties may have incurred in this Contract, being able to present, for such purposes, one or more bills before the respective registrar and/or to grant or sign the necessary or advisable public or private documents.

XXI:     Applicable Legislation and Domicile

The present Contract is governed by the laws of the Republic of Chile. For all legal purposes the parties establish their domicile in the community and city of Santiago.

Legal Capacity

The legal capacity of Nicolás Noguera Correa and Juan Paulo Bambach Salvatore to represent GEOACTIVA SPA consists of public document dated September 6, 2012, signed at the Notary María Gloria Acharán Toledo. The legal capacity of Kevin Mitchel to act in representation of MINERA POLYMET LIMITADA, consists of public document of constitution granted on July 17, 2007, before the Notary of Vallenar, Ricardo Olivares Pizarro.